SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
DAVIDSON DIVERSIFIED REAL ESTATE I, L.P.
A DELAWARE LIMITED PARTNERSHIP
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies: Limited Partnership Units
(2) Aggregate number of securities to which transaction applies: 751.09
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $4,485,000 is the purchase price for the property to be sold
(4) Proposed maximum aggregate value of transaction: $4,485,000
(5) Total fee paid: $176.26
☑ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

CONSENT SOLICITATION
FOR
DAVIDSON DIVERSIFED REAL ESTATE I, L.P.,
A DELAWARE LIMITED PARTNERSHIP
c/o THE ALTMAN GROUP, INC.
1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071
July 25, 2008
Dear Limited Partner:
     We are writing to request your consent to the sale (the “Sale”) of the apartment complex known as Versailles on the Lake, located in Ft. Wayne, Indiana (the “Property”) for $4,485,000 cash (the “Gross Sales Price”).
     After the Sale of the Property closes, the Partnership will be liquidated and dissolved as provided in the Partnership’s limited partnership agreement (the “Partnership Agreement”). Following the Sale of the Property, we estimate that there will be approximately $1,388 per limited partnership unit to distribute to the limited partners (the “Limited Partners”). See “Estimated Distribution to Limited Partners.” We expect the distributions will occur within 90 days after the closing of the Sale of the Property. The amount and timing of the distributions are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond the control of the Managing General Partner.
     Pursuant to the Partnership Agreement, the Sale requires the consent of Limited Partners owning more than 50% of the outstanding units of limited partnership interest (the “Units”). In accordance with the Partnership Agreement, any Limited Partner who fails to respond within thirty (30) days after the consent solicitation is made is deemed to have given his or her consent to the proposed action. ACCORDINGLY, ANY LIMITED PARTNER WHO FAILS TO RESPOND TO THIS CONSENT SOLICITATION BY AUGUST 25, 2008 SHALL BE DEEMED TO HAVE GIVEN HIS OR HER CONSENT TO THE PROPOSED SALE OF THE PROPERTY. This Consent Solicitation Statement (this “Solicitation Statement”) contains information you should review before deciding whether to consent to the Sale. This Solicitation Statement is accompanied by a form of Consent of Limited Partner (the “Consent Form”) to be used to indicate your approval or disapproval of the Sale.
     We recommend that you consent to the Sale. The Sale involves certain risks. See “Risk Factors” beginning on page 2 of this Solicitation Statement for a description of risk factors to consider in connection with the Sale.
     This Consent Solicitation and the accompanying Consent Form are first being mailed on or about July 25, 2008, to Limited Partners of record as of the close of business on July 23, 2008 (the “Record Date”). Your participation is very important. Please review this Consent Solicitation, complete, date and sign the enclosed Consent Form and return it by hand, mail, overnight courier or fax, pursuant to the instructions below. Please note that this solicitation will expire at 5:00 p.m., New York City time, on August 25, 2008 (the “Expiration Date”), unless extended. Any Limited Partner that does not respond by the Expiration Date will be deemed to have consented to the Sale.
     If you have any questions or require any assistance in completing and returning the Consent Form, please contact our Solicitation Agent, The Altman Group, Inc., by mail at 1200 Wall Street, 3rd

Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause the actual results to differ materially from those in our forward-looking statements include the failure of the Sale to close on the terms or within the time frame described in this Solicitation Statement; national and local economic conditions; the terms of governmental regulations that affect the Partnership and interpretations of those regulations; the competitive environment in which the Partnership operates; financing risks, including the risk that cash flows from operations may be insufficient to meet required debt payments; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; litigation, including costs associated with prosecuting and defending claims and any adverse outcomes, and possible environmental liabilities. Given these uncertainties, Limited Partners are cautioned not to place undue reliance on our forward-looking statements. You should carefully review the information contained in this Solicitation Statement, including the risk factors described in the section labeled “Risk Factors” starting on page 2. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED IN THIS SOLICITATION STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Very truly yours,

DAVIDSON DIVERSIFIED PROPERTIES, INC.,
a Delaware corporation, Managing General Partner

SUMMARY TERM SHEET
     The following is a brief summary of the Partnership’s proposed Sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of June 26, 2008 (the “Purchase and Sale Contract”), between VL Apartments, LLC, an Indiana limited liability company, as the buyer (“Purchaser”) and the Partnership. Unless otherwise indicated, references in this Solicitation Statement to “we,” “us,” or the “Managing General Partner” refer to Davidson Diversified Properties, Inc., a Delaware corporation and the managing general partner of the Partnership.
•	Sale of Property. Under the Purchase and Sale Contract, the Partnership agreed to sell the Property for a Gross Purchase Price of $4,485,000 (subject to customary prorations and adjustments).

•	The Purchaser. If the Partnership’s Limited Partners approve the Sale, the Property will be sold to VL Apartments, LLC, an Indiana limited liability company, in accordance with the terms, and subject to the conditions, of the Purchase and Sale Contract. The Purchaser and its affiliates are in the business of operating residential rental housing. See “Description of the Transaction — The Purchaser.”

•	Dissolution of the Partnership; Distribution to Limited Partners. The Property is the Partnership’s last remaining property. Upon completion of the Sale, the Partnership will dissolve and we will wind up the affairs of the Partnership. We will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net Sale proceeds to partners. Although the actual distribution to Limited Partners may vary, we currently estimate that it will be approximately $1,388 per Unit, based on information available as of April 30, 2008. These amounts are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond the control of the Managing General Partner. We expect that the distribution of the remaining net Sale proceeds to Limited Partners will be made within 90 days after the completion of the Sale of the Property. The timing of the distribution is also an estimate and the actual timing may be different. See “Estimated Distribution to Limited Partners.”

•	Required Consents. Under the Partnership Agreement, the Sale of the Property requires the consent of Limited Partners owning more than 50% of the outstanding Units. In accordance with the Partnership Agreement, any Limited Partner who fails to respond within thirty (30) days after the consent solicitation is made is deemed to have given his or her consent to the proposed action. ACCORDINGLY, ANY LIMITED PARTNER WHO FAILS TO RESPOND TO THIS CONSENT SOLICITATION BY THE EXPIRATION DATE SHALL BE DEEMED TO HAVE GIVEN HIS OR HER CONSENT TO THE PROPOSED SALE OF THE PROPERTY. See “Consent Solicitation.”

•	Managing General Partner’s Analysis and Recommendation. We recommend that the Limited Partners consent to the Sale, and have approved the Purchase and Sale Contract. See “Managing General Partner’s Analysis.”

•	Risk Factors. The Sale involves certain risks, including the recognition of taxable income and the absence of an independent appraisal. See “Risk Factors.”

•	Tax Consequences. Limited Partners will recognize taxable gain, for federal and state income tax purposes, as a result of the Sale of the Property. EACH LIMITED PARTNER SHOULD

CONSULT AND RELY ON HIS, HER OR ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM, HER or IT OF THE SALE OF THE PROPERTY. Cash distributions from the Sale may be less than any tax liability resulting from the taxable gain recognized by each Limited Partner. See “Certain United States Federal Income Tax Consequences.”

•	Expiration Date. This solicitation will expire at 5:00 p.m. New York City time, on August 25, 2008, unless extended in writing by the Managing General Partner, and you can tender your Consent Form until the solicitation expires. See “The Consent Solicitation — Solicitation Period.”

•	How to Consent. To consent to the Sale, mark the appropriate box on the Consent Form that accompanies this Solicitation Statement and send it to the Solicitation Agent, The Altman Group, Inc., at the address set forth at the bottom of the Consent Form. See “The Consent Solicitation — Consent Procedures.”

•	Revocation of Instructions. You may revoke the instructions set forth in your Consent Form by sending a new Consent Form with different instructions to the Solicitation Agent prior to the Expiration Date. See “The Consent Solicitation—Revocation of Instructions.”

•	For Assistance with Consent Form. For assistance in executing the Consent Form, please contact our Solicitation Agent at the address or the telephone number set forth on the first page of this Solicitation Statement and at the bottom of the Consent Form.
RISK FACTORS
     The following describes risks and disadvantages to you of consenting to the Sale. Before deciding whether to consent to the Sale, you should consider carefully these risks.
     Limited Partners will Recognize Taxable Income from the Sale. Limited Partners will recognize taxable income, for federal and state income tax purposes, both as a result of the Sale of the Property and the liquidation of the Partnership. Proceeds available for distribution to the Limited Partners from the Sale after repayment of the Partnership’s debts may be less than the taxable gain that is recognized by the Partnership (as a result of the Sale) that is allocable to the Limited Partners, any taxable gain that is recognized upon liquidation of a Limited Partner’s partnership interest, or any tax liability resulting from the foregoing. Certain possible tax consequences of the Sale are discussed in more detail below under “Certain United States Federal Income Tax Consequences.” The federal, state and local tax consequences to the Limited Partners of the Sale may be significant and adverse. EACH LIMITED PARTNER SHOULD CONSULT AND RELY ON HIS, HER OR ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO HIM, HER OR IT OF THE SALE OF THE PROPERTY.
     The Value of the Property Could be Adversely Affected if the Sale does not Occur. The proposed Sale of the Property may not occur for a number of reasons, some of which are beyond the control of the Managing General Partner. The Sale is conditioned on customary closing conditions, such as receipt of consents and approvals of the Limited Partners and any other consents required under the Partnership’s organizational documents or by law, and no pending or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase and Sale Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser. Failure of the Sale to occur could cause a perception in the market that the Property is worth less than the price in the Purchase and Sale Contract with respect to the Property.

     Time Frame Regarding Sale of the Property. We considered whether or not to sell the Property after evaluating relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. At the current time, we believe that the Sale of the Property would be advantageous given market conditions, the condition of the Property and tax considerations. In particular, we considered the changes in the local rental market, the potential for appreciation in the value of the Property and the tax consequences to the Limited Partners relating to the Sale of the Property. However, we cannot predict or guarantee that now is the most advantageous time to sell the Property.
     We and Our Affiliates Will Receive Certain Benefits from the Sale of the Property That Other Partners Will Not Receive and Have Certain Conflicts of Interest. As of April 30, 2008, we and our affiliates hold approximately $913,116 of partnership indebtedness (including accrued fees, loans and accrued interest) which will be repaid from the Sale proceeds. In addition, because a general partner generally also is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s liability for existing and future partnership debt and liabilities. Furthermore, affiliates of Apartment Investment and Management Company (“Aimco”) control the Managing General Partner and own approximately 45.19% of the outstanding Units of the Partnership, as of July 23, 2008. This results in affiliates of Aimco owning 43.93% of the total outstanding partnership interests in the Partnership, including the managing general partnership interest, as of July 23, 2008. Although we owe fiduciary duties to the Limited Partners of the Partnership, we also owe fiduciary duties to Aimco, which owns all of the stock of AIMCO/IPT, Inc., our sole stockholder. As a result, our duties as Managing General Partner to the Partnership and its Limited Partners may come into conflict with our duties to Aimco.
     We Have Not Obtained any Recent Appraisals of the Property. In the absence of an appraisal, we could be mistaken in believing that the purchase price for the Property under the Purchase and Sale Contract is a fair price. However, the offer from the Purchaser was the highest of the four offers we received.
DESCRIPTION OF THE TRANSACTION
General
     Under the Purchase and Sale Contract, the Partnership agreed, in an arm’s length negotiation, to sell the Property for a purchase price of $4,485,000 (subject to customary prorations and adjustments). Upon completion of the Sale, we will pay, or establish appropriate reserves for, all known Partnership liabilities and other obligations, and distribute the remaining net Sale proceeds to partners in accordance with the terms of the Partnership Agreement. Although the actual distribution to Limited Partners may vary, we currently estimate that it will be approximately $1,388 per Unit, based on information available as of April 30, 2008. These amounts are estimates, and, as explained below, are based on a number of assumptions and variables that are beyond the control of the Managing General Partner. See “Estimated Distribution to Limited Partners.” We expect that the distribution of the remaining net Sale proceeds to Limited Partners will be made within 90 days after the completion of the Sale of the Property. The timing of the distribution is also subject to a number of assumptions and variables that are beyond the control of the Managing General Partner. If the Sale of the Property is approved, the closing of the Sale is scheduled to occur on August 27, 2008.
The Property
     The Partnership has owned the Property, a 156-unit apartment complex located in Ft. Wayne, Indiana, since April 1984. The Property is the last remaining property owned by the Partnership. There is a first mortgage on the Property with an unpaid balance of approximately $2,413,076 (as of April 30, 2008). The Partnership has other indebtedness of approximately $1,175,479, including $913,116 of indebtedness owed to us and our affiliates for accrued fees, advances and interest thereon. The debt encumbering the Property and the Partnership’s other indebtedness (including the indebtedness owed to us and our affiliates) will be repaid in full at the closing of the Sale from the Gross Sales Price.
The Purchaser
     If the Sale is approved, the Purchaser will be VL Apartments, LLC, an Indiana limited liability company. The Purchaser is not affiliated with us or the Partnership. The Purchaser may assign its rights to acquire the Property to (i) an affiliate of the Purchaser, or (ii) as required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), if the transaction will be used for the purposes of a “1031” exchange under the Code. The Purchaser and its affiliates are in the business of operating residential rental housing.
ESTIMATED DISTRIBUTION TO LIMITED PARTNERS
     If the Sale of the Property is completed, the Partnership will dissolve and we will wind up the affairs of the Partnership. After paying, or establishing reserves for, all known Partnership liabilities and other obligations, we will distribute the remaining net Sale proceeds to partners. We estimate that the net proceeds from the Sale that will be available for distribution to the Limited Partners will be approximately $1,388 per Unit. We expect that this distribution to Limited Partners will occur within 90 days after the Sale of the Property. However, the amount and timing of the distribution is estimated based on a number of assumptions and variables that are beyond the control of the Managing General Partner. In making our estimate, we used information available as of April 30, 2008, and made other assumptions based on information currently known to us.
     We estimate that we will use the Gross Sales Price from the Sale of the Property as follows (subject, however, to such reductions in the Gross Sales Price and reallocations in the proceeds as determined by us, in our reasonable discretion, to address objections, if any, made by the Purchaser to the condition of the Property):

Estimated Distribution to Limited Partners
(Based on Information as of April 30, 2008)

Gross Sales Price	$4,485,000
Plus: Cash and cash equivalents	138,192
Plus: Other Partnership assets	362,116
Less: Mortgage debt, including accrued interest	(2,413,076)
Less: Loans from Managing General Partner and/or affiliates	(900,028)
Less: Accounts payable, accrued expenses and other liabilities*	(275,451)
Less: Reserves for contingencies	(89,700)
Less: Estimated closing costs	(89,700)
Less: Estimated withholding taxes	(174,946)

TOTAL	$1,042,406

Net proceeds available for distribution to Partners	$1,042,406
Percentage of net proceeds allocable to Limited Partners	100%

Net proceeds available for distribution to Limited Partners	$1,042,406
Total number of Limited Partnership Units	751.09

Distribution per Limited Partnership Unit	$1,388

*	$13,088 of this amount is payable to an affiliate of the Managing General Partner.
     For Indiana income tax purposes, the Partnership is generally required to withhold a tax from each nonresident Partner’s distributive share of Indiana taxable income (after taking into account allowances for personal and dependency exemptions of the nonresident Partner). The withholding tax is not generally imposed with respect to the distributive share of a Partner that is a resident individual, estate trust or an entity exempt from Indiana income tax, such as a non-profit organization or a C corporation. A nonresident Partner filing a Indiana income tax return may claim a credit for any tax withheld by the Partnership with respect to such Partner. Each Partner is urged to consult his, her or its own tax advisor regarding whether such Partner may be entitled to claim a refund of any Indiana taxes withheld by the Partnership on behalf of such Partner.
     These estimates assume that the closing occurred on April 30, 2008 and are based on information known to us at this time. These figures will be adjusted based on the fact that the closing will occur after April 30, 2008. Many factors could cause the actual use of proceeds to vary from this estimate, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
APPRAISAL RIGHTS
     Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under Delaware law or the Partnership Agreement in connection with the Sale.

REGULATORY APPROVALS
     Other than the filing and distribution of this Solicitation Statement, no regulatory approvals are required for the Sale.
ACCOUNTING TREATMENT
     The Partnership will account for the Sale of the Property as a sale for accounting purposes.
MANAGING GENERAL PARTNER’S ANALYSIS
     We recommend that the Limited Partners consent to the Sale of the Property. We believe that the Sale is in the best interests of the Partnership and its Limited Partners, and have approved the Purchase and Sale Contract.
Discussion of Alternatives
     In approving the Sale, we considered both the continued ownership and operation of the Property by the Partnership, and marketing the Property for sale to potential purchasers other than the Purchaser.
     Continued Ownership and Operation of the Property. Certain advantages could result from the Partnership’s continued ownership and operation of the Property. If rental market conditions improve or the Property’s operating performance improves, the Partnership may be able to make distributions to Limited Partners in the future. It is possible that the private resale market for properties could improve over time, making a sale of the Property at some point in the future a more attractive option than it is currently. The Partnership’s continued ownership and operation of the Property would allow you to participate in the net income of the Partnership (if any) and receive any net proceeds from a future sale of the Property. However, the Partnership has not made any distributions to Limited Partners since 2002 and we do not expect the Partnership to make distributions in the foreseeable future. In addition, there can be no assurance as to future operating results or as to the results of any future attempts to sell the Property. The primary disadvantage of continuing to operate the Property is that you would have limited liquidity with respect to your Units, for which there is no established trading market. Although certain persons (including affiliates of ours) have, in the past, made offers to purchase Units, no assurance can be given that any such offer would be made in the future or, if made, at what price.
     Marketing the Property to Other Potential Purchasers. We marketed the Property to parties known by us to be interested in properties of the same type as the Property, and we received solicited and unsolicited offers from four potentially interested purchasers. The Partnership evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchasers and ability of the prospective purchasers to close. The Partnership chose to accept the offer from the Purchaser described in this Solicitation Statement based on these criteria.
Reasons for Sale
     The Managing General Partner believes the Sale is in the best interests of the Limited Partners, that the consideration to be received for the Sale of the Property is fair, and has approved the Purchase and Sale Contract. In arriving at such conclusions, the Managing General Partner considered the risk factors described in the section labeled “Risk Factors” above, as well as a number of other factors, including the factors and information set forth in the section labeled “Discussion of Alternatives” above and the factors discussed below. The Managing General Partner did not quantify or otherwise attach particular weight to any such factors or information.

Factors Considered by Managing General Partner.

•	There is no established trading market for the Units and the Sale would provide immediate liquidity for Limited Partners;

•	Commencing with the tax year following the tax year in which the termination, dissolution and winding-up of the Partnership have been completed, the Limited Partners will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1’s delivered by the Partnership;

•	The tax benefits of continued investment in the Property have been substantially reduced or eliminated for most Limited Partners due principally to declining depreciation deductions from the Property;

•	The Property was completed in 1969, and given its age, probably will require substantial capital expenditures in the future for which existing reserves may not be adequate;

•	The Partnership has not made any distributions to you since 2002, and we do not expect the Partnership to make distributions in the near future;

•	The Sale requires the approval of Limited Partners owning more than 50% of the outstanding units of limited partnership interest; however, in accordance with the Partnership Agreement, any Limited Partner who fails to respond within thirty (30) days after the consent solicitation is made is deemed to have given his or her consent to the Sale of the Property.

•	The purchase price to be paid by the Purchaser is higher than any of the other offers we received for the Property;

•	The estimated distribution of net Sale proceeds to Limited Partners of $1,388 per Unit exceeds the net book value per limited partnership unit as of March 31, 2008, which is a deficit; and

•	It may be difficult to find a buyer at a future date or to sell the Property at as favorable a price in the future.
     In addition to the foregoing factors, the Managing General Partner considered the risk factors described above under the heading “Risk Factors” as countervailing factors.
CERTAIN INTERESTED PARTIES
     As of April 30, 2008, we and our affiliates hold approximately $913,116 of partnership indebtedness (including accrued fees, loans and accrued interest) which will be repaid from the Sale proceeds. In addition, because a general partner generally also is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient, a sale of property reduces the general partner’s liability for existing and future partnership debt and liabilities. Furthermore, affiliates of Aimco control the Managing General Partner and own approximately 45.19% of the outstanding Units of the Partnership (a total of 339.45 Units), as of July 23, 2008. This results in affiliates of Aimco owning 43.93% of the total outstanding partnership interests in the Partnership, including the managing general partnership interest, as of July 23, 2008. Although we owe fiduciary duties to the Limited Partners of the Partnership, we also owe fiduciary duties to Aimco, which owns all of the stock of AIMCO/IPT, Inc., our sole stockholder. As a result, our duties as Managing General Partner to the Partnership and its Limited Partners may come into conflict with our duties to Aimco.
THE CONSENT SOLICITATION
Approval of Sale; Consents Required
     We are soliciting consents from Limited Partners to approve the Sale of the Property pursuant to the Purchase and Sale Contract. Your consent to the Sale will also be deemed to authorize us, in our discretion, to reduce the Gross Sales Price for the Property by up to 10% and make any other amendments to the Purchase and Sale Contract which, in our opinion, are necessary, appropriate or desirable in connection with the sale of the Property and that do not materially and adversely affect the Partnership.
     Consents Required for Sale. Section 16.2.5 of the Partnership’s Partnership Agreement provides that the sale of all or substantially all of the assets of the Partnership must be approved by Limited Partners owning more than 50% of the outstanding Units of limited partnership interest. As of July 23, 2008, the Partnership had approximately 531 Limited Partners who collectively owned 751.09 Units of limited partnership interest. Each Unit of limited partnership interest represents approximately 0.133% of the outstanding Units of limited partnership interest. As of July 23, 2008, AIMCO/Bethesda Holdings, Inc. owned 339.45 Units, which represents approximately 45.19% of the total outstanding Units. AIMCO/Bethesda Holdings, Inc. will consent to the Sale. As a result, the consent of the Limited Partners owning an additional 36.17 Units, or approximately 4.82% of the Units outstanding, will be required to obtain the requisite approval for the Sale.
     Record Date. The Partnership has fixed July 23, 2008 as the Record Date for determining the Limited Partners entitled to notice of and consent to the Sale. Only Limited Partners of record on the Record Date may execute and deliver a Consent Form.
     Solicitation of Consents. This solicitation is being made by Davidson Diversified Properties, Inc., the Managing General Partner of the Partnership, on behalf of the Partnership. We have retained The Altman Group, Inc. to act as our Solicitation Agent in connection with this consent solicitation. The Partnership will pay the Solicitation Agent reasonable and customary compensation for its services in connection with the consent solicitation, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Consents may be solicited by mail, telephone, e-mail and in person. Solicitations may be made by our representatives, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Solicitation Statement and the enclosed Consent Form will be borne by the Partnership.
     Solicitation Period. The solicitation period will commence upon our mailing of this Solicitation Statement and end on the Expiration Date, or such later date as we may indicate by a future written notice of extension of the solicitation period.
     Consent Procedures
     Limited Partners who desire to consent to the Sale should do so by marking the appropriate box on the included Consent Form and by signing, dating and delivering the Consent Form to the Solicitation Agent by hand, mail, overnight courier or facsimile at the address or facsimile number set forth on the last page of the Consent Form, all in accordance with the instructions contained in this Solicitation Statement and the Consent Form.

     All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See “Revocation of Instructions” below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED WITHOUT ANY BOX MARKED, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE. In addition, pursuant to Section 16.5 of the Partnership’s Limited Partnership Agreement, any Limited Partner who fails to respond within thirty (30) days after the consent solicitation is made is deemed to have given his or her consent to the proposed action. ACCORDINGLY, ANY LIMITED PARTNER WHO FAILS TO RESPOND TO THIS CONSENT SOLICITATION BY THE EXPIRATION DATE SHALL BE DEEMED TO HAVE GIVEN HIS OR HER CONSENT TO THE PROPOSED SALE OF THE PROPERTY.
     Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the limited partnership Units is registered. If the limited partnership Units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.
     The execution and delivery of a Consent Form will not affect a Limited Partner’s right to sell or transfer the Units. All Consent Forms received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the Limited Partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under “Revocation of Instructions” below.
     All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by us in our sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as we determine. Neither we nor any of our affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by us shall be conclusive and binding.
     Revocation of Instructions. Any Limited Partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked as “CONSENTS,” “WITHHOLDS CONSENT” OR “ABSTAINS” as the case may be, or in a writing delivered to us stating that the prior Consent Form is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m., New York City time, on the Expiration Date at the address or facsimile number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or facsimile number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     As of the date of this Solicitation Statement, none of our directors or officers own any Units. The following table sets forth certain information regarding Units of the Partnership owned by each person or entity who is known by the Partnership to own beneficially more than 5% of the Units as of July 23, 2008:

Name and Address	Number of Limited
of Beneficial Owner	Partnership Units	Percent of Class

AIMCO/Bethesda Holdings, Inc. 4582 S. Ulster St. Parkway, Suite 1100 Denver, CO 80237	339.45	45.19%

Total:	339.45	45.19%
AIMCO/Bethesda Holdings, Inc. is indirectly ultimately owned by Aimco.
PURCHASE AND SALE CONTRACT
     The Partnership entered into the Purchase and Sale Contract with the Purchaser on June 26, 2008 (the “Effective Date”). The following is a summary of the material terms and provisions of the Purchase and Sale Contract.
Purchase Price and Deposit
     The aggregate purchase price for the Sale of the Property is $4,485,000. The purchase price for the Property is payable as follows: (i) a $45,000 initial deposit (the “Initial Deposit”) made within two business days after the Effective Date, to be held in escrow until the closing, (ii) an additional $45,000 deposit (the “Additional Deposit”) to be made on or before the date the Feasibility Period (discussed below) expires, to be held in escrow until the closing, and (iii) the balance of the purchase price in cash at the closing.
     All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, will be prorated as of the closing date, with the Partnership being charged or credited, as appropriate, for all of the same attributable to the period up to the closing date (and credited for any amounts paid by the Partnership attributable to the period on or after the closing date, if assumed by the Purchaser), and the Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the closing date.
     The Initial Deposit is non-refundable unless the Purchaser exercises its right to terminate the Purchase and Sale Contract prior to the expiration of the Feasibility Period, in which case the Initial Deposit will be returned to the Purchaser. After the expiration of the Feasibility Period, the Initial Deposit and the Additional Deposit are non-refundable, subject to certain circumstances under which the Agreement provides that the aggregate deposit is to be returned to the Purchaser. In all cases where the

Purchaser is entitled to receive the Initial Deposit and/or the Additional Deposit back from the escrow agent, such return is subject to the return by the Purchaser of due diligence materials provided by the Partnership.
The Purchased Assets
     The Partnership has agreed to sell all of its interest in and to the Property, including the land parcel; all buildings and improvements located thereon; all rights of the Partnership in and to all easements, rights, privileges, and appurtenances belonging or in any way appertaining to the land and improvements; contracts, agreements, equipment leases, purchase orders, maintenance, service, or utility contracts which relate to the ownership, maintenance, construction or repair and/or operation of the property; all rights of the Partnership in and to all leases, subleases and other occupancy contracts; certain governmental licenses and permits; the right of the Partnership in and to certain fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the property; and certain contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by the Partnership.
Loan Obligations
     At the closing, the Partnership will use a portion of the Gross Purchase Price to pay off all loan obligations encumbering the Property.
Feasibility Period
     During the period from the Effective Date to and including the date which is thirty (30) days after the Effective Date (the “Feasibility Period”), the Purchaser and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries and inspections or investigations concerning the Property; to confirm the suitability of the Property for Purchaser’s intended use and any other matters Purchaser wishes to confirm; and to review documents and records related to the Property. The Purchaser has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to Purchaser’s or its consultants’ entry onto the Property and their inspections and investigations.
     If the results of such inspections and investigations are unsatisfactory to the Purchaser for any reason, the Purchaser has the right to terminate the Agreement on or before the date the Feasibility Period expires and receive the Initial Deposit back from the escrow agent. If Purchaser does not elect to terminate the Agreement on or before the date the Feasibility Period expires, Purchaser is obligated to make the Additional Deposit of $45,000 to be held in escrow pending the closing.
Pre-Closing Deliveries and Obligations.
     The Agreement requires the Partnership to deliver certain documents to the Purchaser within certain deadlines after the Effective Date, including, (i) all documents relating to the Property (including a rent roll with all pertinent information relating to the tenants and leases), (ii) a standard form commitment for title insurance for the Property in an amount equal to the purchase price for an owner’s title insurance policy on the most recent ALTA form and (iii) a survey of the Property. The Partnership is only responsible for payment of the basic premium for the title policy. The Purchaser is responsible for any costs in excess of the basic premium, and for the cost of a current survey or any update to the survey.

     By not later than the expiration of the Feasibility Period, the Purchaser has the right to give written notice to the Partnership of any objection the Purchaser has to any matter identified in the title documents or survey. If the Purchaser fails to timely object, the Purchaser is deemed to have waived all such objections. If the Purchaser timely objects and the Partnership fails to respond or elects not to cure the underlying basis for the objection, the Purchaser has the option of either going forward with the Agreement, without any reduction in the purchase price, or terminating the Agreement. If the Purchaser elects to terminate the Agreement, it is entitled to the return of the Initial Deposit and the Additional Deposit.
     On or before the expiration of the Feasibility Period, the Purchaser has the right to deliver written notice to the Partnership, identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that the Purchaser wishes to have terminated. If any such contract cannot, by its terms, be terminated, the Purchaser shall assume such contract; if a contract can be terminated but the termination cannot be effective on or prior to the closing, the Purchaser will be deemed to have temporarily assumed such contract. Any contract not identified by the Purchaser in such notice shall be assumed by the Purchaser. The Purchaser is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. If the Purchaser does not timely deliver a notice identifying the contracts it wishes to have terminated, the Purchaser is deemed to have assumed all contracts. The Purchaser is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Partnership from and against any and all claims, damages, costs and liabilities arising from or related to the Purchaser’s failure to obtain any such consent.
Closing
     The Sale of the Property is scheduled to occur on August 27, 2008. The Partnership has the option, by delivering written notice to the Purchaser, of extending the closing for thirty (30) days.
Post-Closing Adjustments
     Unless otherwise provided in the Purchase and Sale Contract, the Partnership is entitled to receive all income, and is liable for all expenses, relating to the operation of the Property for the period prior to the closing date, and the Purchaser is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date. The Partnership, or the Purchaser, may request an adjustment of any pro rated item, provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to any property.
Representations and Warranties
     The Purchase and Sale Contract contains certain customary representations and warranties by the Partnership. These representations and warranties include, without limitation, representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Agreement; possessory interest in the applicable property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of each property’s rent roll. The Partnership’s liability for any breach of a representation or warranty is capped at $150,000.
     The Purchase and Sale Contract also contains certain customary representations and warranties by the Purchaser.
Covenants

     The Partnership has agreed that from the Effective Date through the closing date, it will continue to operate the Property in the ordinary course of business. The Partnership has also agreed to certain additional covenants which may affect the operation of the Partnership prior to closing, including: restrictions on entering into new property contracts and leases, a commitment to provide the Purchaser with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligations to Close
The Partnership’s Conditions to Closing
     The Partnership’s obligation to complete the sale of the Property is subject to certain customary conditions. Such conditions include, among other things, the following:
•	The Partnership shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase and Sale Contract, including, without limitation, (i) from its unaffiliated partners, members, managers, shareholders or directors to the extent required by the Partnership’s organizational documents, and (ii) as required by law; and

•	There shall not be any pending litigation, or to the knowledge of the Purchaser or the Partnership, any threatened litigation, which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase and Sale Contract or declare any covenants of the Purchaser to be illegal, void or nonbinding.
     If the conditions to closing fail, then the Partnership may elect to either waive such condition or terminate the Purchase and Sale Contract. In such instance, the deposit may or may not be returned to the Purchaser, depending on the circumstances surrounding the failure of the specific condition.
Purchaser’s Conditions to Closing
     The Purchaser’s obligation to complete the sale of the Property also is subject to certain customary conditions. If such conditions fail, then, subject to the terms of the Purchase and Sale Contract, the Purchaser has the option of either waiving such condition or terminating the Purchase and Sale Contract and receiving the Initial Deposit and Additional Deposit back from the escrow agent.
Default
     If the Purchaser defaults in its obligations under the Purchase and Sale Contract and does not cure the same within the cure period, if any, provided therein, then the Purchase and Sale Contract will be automatically terminated and the Purchaser will forfeit the Initial Deposit and the Additional Deposit, and the Partnership will retain such amounts. The Partnership has waived the remedies of specific performance and additional damages from the Purchaser (other than with respect to certain indemnification obligations on the part of the Purchaser as set forth in the Agreement).
     If the Partnership defaults in its obligations under the Purchase and Sale Contract and does not cure the same within the cure period, if any, provided therein, then the Purchaser may either seek specific performance of the Partnership’s obligations under the Purchase and Sale Contract (but not damages), or terminate the Purchase and Sale Contract. If the Purchase and Sale Contract is terminated as a result of a default by the Partnership, the Purchaser will receive the Initial Deposit and the Additional Deposit back from the escrow agent. Additionally, if Purchaser elects to terminate the Purchase and Sale Contract, Purchaser may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties), not to exceed $20,000 in the aggregate.
Certain other Termination Rights
     The Purchaser has the right to terminate the Purchase and Sale Contract upon major property damage to the Property (cost of repairs exceed $250,000) or condemnation of a material portion of the Property. In such instance, the Initial Deposit and the Additional Deposit are to be returned to the Purchaser. In the event the Purchaser elects not to terminate the Purchase and Sale Contract, Purchaser will receive all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price in the amount of any deductible payable by the Partnership in connection therewith.
Expenses and Closing Costs
     The Purchaser is responsible for paying any sales, use, gross receipts or similar taxes, the cost of recording any instruments necessary to discharge any liens against the Property, any premiums or fees required to be paid by the Purchaser for the title policy as described above, and one-half of the customary closing costs of the escrow agent. The Partnership will pay deed transfer taxes, the base premium for the title policy, and the other one-half of the closing costs of the escrow agent.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     IRS CIRCULAR 230 NOTICE. TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS COMMUNICATION (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ADVICE CONTAINED IN THIS COMMUNICATION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION OR MATTER ADDRESSED BY THE ADVICE. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The federal, state and local tax consequences to you of a sale of the Property may be significant and adverse. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences to a Limited Partner that should be considered in connection with the Sale of the Property; however the tax consequences to you could be materially different for a variety of reasons, including, but not limited to, your personal tax position. This discussion does not contain a discussion of all tax consequences that may result to you personally as a result of this proposed Sale. The discussion is based on current United States federal tax law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the Sale. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES. EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE OF THE PROPERTY.

     No ruling will be requested from the Internal Revenue Service on any of the federal tax matters discussed herein. The federal income tax consequences to the Limited Partners from the Sale cannot be predicted with absolute certainty. We cannot assure that the Internal Revenue Service will not audit or question the treatment of any item discussed herein.
     The following discussion assumes that the Partnership will recognize taxable gain on the Sale of the Property. The following discussion also assumes that the Partnership is characterized as a partnership for federal income tax purposes. If the Partnership is treated for federal income tax purposes as an association, any cash available for distribution after the Sale would be reduced substantially and the tax consequences would be materially different than described below.
     Tax Consequences if the Property is Sold. The Partnership will recognize taxable income from the Sale of the Property in an amount equal to the difference between the Partnership’s adjusted tax basis in the Property and the amount realized from the Sale of the Property. The Partnership’s amount realized from the Sale includes the sum of cash it receives from the Purchaser plus the fair market value of any property it receives other than money. If the Purchaser assumes or takes the Property subject to liabilities that encumber the Property, the face amount of those liabilities is also included in the Partnership’s amount realized as though the Purchaser had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as legal fees and title costs, reduce the Partnership’s amount realized with respect to the Sale. This recognized income will be allocated to partners, including Limited Partners, in accordance with the Partnership’s Partnership Agreement. The total amount of recognized income is estimated to be $2,740 per Unit of limited partnership interest, based on information available as of April, 30, 2008. The total amount of income for each Unit of limited partnership interest includes a deduction that will be taken when the Partnership is liquidated. If liquidation occurs in a different tax year than the Sale, each Limited Partner will recognize a higher income in the year of the Sale, but then a tax loss in the year of liquidation.
     Generally, if a partnership is a “dealer” with respect to a property, any income that it recognizes on the sale of that property will be taxed as ordinary income. Under I.R.C. Section 707, certain related party sales result in income being taxed as ordinary income; however, we do not believe that this section would be applicable to this transaction. Alternatively, any income in excess of “depreciation recapture gain” (discussed below) and “unrecaptured I.R.C. Section 1250 gain” (discussed below) generally will be taxed as gain arising from the sale of the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each Limited Partner will be allocated his, her or its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C Section 1231 gains and losses of a particular Limited Partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, net I.R.C. Section 1231 gains will be treated as ordinary gains to the extent of a Limited Partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent prior years. As a result, all or a portion of any I.R.C. Section 1231 gain from the Sale of the Property allocated to a Limited Partner may be treated as ordinary income, rather than long-term capital gain, if the Limited Partner has had net I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property (i.e., “depreciation recapture gain”) is re-characterized as ordinary income and will be allocated to the partners (including the Limited Partners) as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of (i) the amount realized and (ii) the recomputed basis (i.e., a property’s basis plus all amounts allowed for depreciation) of the transferred property exceeds that property’s adjusted basis.

     Generally, under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the excess of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed) over the amount treated as ordinary income under I.R.C. Section 1250 (calculated without regard to I.R.C. Section 291(a)(1)). Therefore, under I.R.C. Section 291(a)(1), corporate Limited Partners of the Partnership may recognize ordinary income upon disposition of the Partnership’s residential rental real property.
     In the case of Limited Partners of the Partnership that are individuals, estates or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those Limited Partners may be allocated gain from the Partnership’s Sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain is generally equal to the gain on the sale of real property that is attributable to straight-line depreciation. The maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain is currently 25%.
     In the case of Limited Partners that are individuals, estates or trusts, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain is generally taxed at a capital gains tax rate, the current maximum federal tax rate of which is 15%. Gain from the sale of the Partnership’s property that is allocated to Limited Partners that are corporations is not eligible for preferential capital gains tax rates.
     If a Limited Partner possesses suspended tax losses, tax credits or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that Limited Partner. The determination of whether a Limited Partner possesses suspended tax losses, tax credits or other items of tax benefit that may reduce any gain resulting from the Sale will depend upon such Limited Partners individual circumstances. LIMITED PARTNERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS IN THIS REGARD.
     Although the recognized gain generally will be taxed as capital gain income, under the rules requiring the recapture of certain depreciation, it is expected that part of the gain will be taxed as unrecaptured I.R.C. Section 1250 gain to the partners. The maximum federal tax rate at which unrecaptured I.R.C. Section 1250 gain currently may be taxed is 25%. Generally, the unrecaptured I.R.C. Section 1250 gain tax rate applies only to individuals, trusts, and estates. The amount of unrecaptured I.R.C. Section 1250 gain is estimated to be $2,817 per Unit.
     A distribution of cash by the Partnership to a Limited Partner will be treated as an amount realized from a sale of the Limited Partner’s interest in the Partnership and will result in taxable gain only to the extent that the distribution exceeds the Limited Partner’s adjusted tax basis in his, her or its interest in the Partnership. Otherwise, distributions will be tax free, and the Limited Partner’s adjusted tax basis in his, her or its interest in the Partnership will be decreased, but not below zero.
     Generally, any gain recognized by a Limited Partner arising from a cash distribution by the Partnership will be capital gain. Nevertheless, to the extent that a portion of that gain is attributed to “unrealized receivables” of the Partnership, including depreciation recapture, or to certain inventory items described in I.R.C. Section 751, such gain will be taxed as ordinary income.

     Proceeds available for distribution to the Limited Partners from the Sale of the Property after repayment of the Partnership’s debt may be less than any tax liability resulting from the gain recognized by the Partnership (as a result of the Sale) that is allocable to the partners and less than their tax liability resulting from the gain recognized by the partners as a result of any cash distributions from the Partnership, and any tax liability from the foregoing. Accordingly, Limited Partners may be required to use funds from sources other than the Partnership in order to pay any tax liabilities that arise as a result of the recognized gain.
     Tax Consequences if The Property Is Not Sold. The Property has been substantially depreciated for United States federal income tax purposes. As a result, continued operation of the Property may generate taxable income to the partners, if there is not adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, it is anticipated that there will not be any cash available for distribution since it is expected that all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. The Partnership also will continue to incur the administrative costs of operating the Partnership, including the cost of preparing and filing a partnership tax return. If a Limited Partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be used to reduce any tax liability that arises with respect to any taxable net income as a result of the continued operation of the Property by the Partnership. LIMITED PARTNERS ARE URGED TO CONSULT THEIR TAX ADVISORS IN THIS REGARD.
FEES AND EXPENSES
     The Partnership will pay all expenses incurred in connection with this consent solicitation (including costs and expenses of preparing, printing and mailing this Solicitation Statement), the Sale of the Property and the liquidation and winding-up of the Partnership. The estimated fees and expenses associated with the Sale of the Property and the liquidation and winding-up of the Partnership are included in the table set forth under “Estimated Distribution to Limited Partners.” The fees and expenses of the Solicitation Agent are expected to be $9,900.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s public reference facilities located at One Station Place, 100 F Street, N.E., Washington, D.C. 20002. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information incorporated by reference or provided in this Solicitation Statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this Solicitation Statement or any supplement is accurate as of any date other than the date on the front of this Solicitation Statement or the supplement.
     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this Solicitation Statement shall also be deemed to be incorporated herein by reference and will automatically update information in this Solicitation Statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071, Telephone: (800) 217-9608. The Partnership will undertake to provide such copies by first class mail or other equally prompt means within one business day of receipt of a written or oral request made as provided herein.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
     This Solicitation Statement is being delivered to all holders of record of the outstanding limited partnership units as of the Record Date. The Partnership will undertake to deliver promptly upon written or oral request additional copies of this Solicitation Statement to any Limited Partner that requests additional copies. In order to obtain such additional copies, the Limited Partner may contact the Partnership by mail at c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by telephone at (800) 217-9608; or by facsimile at (201) 460-0050.
     The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602. However, questions and requests for assistance regarding this Solicitation Statement and the matters set forth herein may be directed to the Solicitation Agent, The Altman Group, Inc. by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by overnight courier service at 1200 Wall Street, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.

Very truly yours,

DAVIDSON DIVERSIFIED PROPERTIES, INC., a
Delaware corporation, Managing General Partner

CONSENT OF LIMITED PARTNER
OF
DAVIDSON DIVERSIFIED REAL ESTATE I, L.P.
A DELAWARE LIMITED PARTNERSHIP
This consent is solicited by Davidson Diversified Properties, Inc., a Delaware corporation and the managing general partner of the Partnership (the “Managing General Partner”). THE MANAGING GENERAL PARTNER RECOMMENDS THAT YOU CONSENT TO THE SALE. IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE SALE.
The undersigned, a limited partner of Davidson Diversified Real Estate I, L.P., a Delaware limited partnership (the “Partnership”), and the holder of units (the “Units”) of limited partnership interest in the Partnership, acting with respect to all of the Units owned by the undersigned, hereby:
[     ] Consents                      [     ] Withholds Consent                      [           ] Abstains
with respect to the Sale of the apartment complex known as Versailles on the Lake Apartments, located in Ft. Wayne, Indiana, on the terms described in the Solicitation Statement dated July 25, 2008. The undersigned acknowledges receipt of the Solicitation Statement.
In addition, by consenting to the Sale, the undersigned authorizes the Managing General Partner, in its discretion, to reduce the purchase price for the Property up to 10% and make any other amendments to the purchase and sale contract for the Property which, in its opinion, are necessary, appropriate or desirable in connection with the sale of the Property and that do not materially and adversely affect the Partnership.
The undersigned hereby constitutes and appoints the Managing General Partner of the Partnership as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the partnership agreement in connection with this consent solicitation or in order to implement the actions set forth above.
A fully completed, signed and dated copy of this Consent Form should be sent to the Solicitation Agent by hand, mail, overnight courier or by fax to the address or fax number specified on the following page.
Please sign exactly as you hold your limited partnership Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.
IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED TO BE A CONSENT TO THE SALE.
IN ACCORDANCE WITH SECTION 16.5 OF THE PARTNERSHIP’S LIMITED PARTNERSHIP AGREEMENT, FAILURE TO RESPOND TO THE CONSENT SOLICITATION BY AUGUST 25, 2008 SHALL BE DEEMED TO BE A CONSENT TO THE PROPOSED SALE OF THE PROPERTY.

Date:

Type or Print Name of Individual or Entity

By:

Signature

Type or Print Name of Person Signing

Capacity

Tax Identification or Social Security Number

Telephone Number

     The signed Consent Form should be delivered by any one of these methods:

By Facsimile:	By Overnight Courier:

(201) 460-0050	The Altman Group, Inc.
1200 Wall Street, 3rd Floor
Lyndhurst, New Jersey 07071
Attn: Paul Schulman

By Mail:	By Hand:

The Altman Group, Inc.	The Altman Group, Inc.
1200 Wall Street, 3rd Floor	1200 Wall Street, 3rd Floor
Lyndhurst, New Jersey 07071	Lyndhurst, New Jersey 07071
For Information, Please Call:
(800) 217-9608